Exhibit 2
                                                                       ---------
                                WARRANT AMENDMENT


     This Warrant Amendment (this "Agreement") is entered into among FirstWorld Communications, Inc. (the "Company"), and TPG Partners III, L.P., a Delaware limited partnership ("TPG III"), T3 Partners, L.P., a Delaware limited partnership ("T3") and Colony Investors IV, L.P., a Delaware limited partnership ("Colony") as of the 10th day of February 2000. TPG, T3 and Colony are referred to collectively in this Agreement as the "Purchasers." The Purchasers and the Company are herein referred to as the "Parties."

     WHEREAS, the Purchasers have entered into a Stock Purchase Agreement dated February 10, 2000 with Enron North America Corp. and ECT Merchant Purchases Corp. (the "Purchase Agreement") pursuant to which the Purchasers have agreed to purchase (the "Purchase") certain shares of Series A Common Stock of the Company, which will convert automatically upon the Purchase into shares of Series B Common Stock of the Company, shares of outstanding shares of Series B Common Stock (collectively, the "Shares"), and certain warrants to purchase shares of Series B Common Stock of the Company (the "Warrants"). The Shares and Warrants are referred to herein as the "Securities".

     WHEREAS, pursuant to the Indenture dated April 13, 1998 (the "Indenture"), the Company is subject to certain obligations triggered by a Change of Control, as such term is defined in the Indenture.

     WHEREAS, the Parties have agreed that, as a condition to the transfer of the Securities as outlined in the Purchase Agreement, the Warrants shall be amended to provide that the Purchasers shall not be entitled to exercise a portion of the Warrants to the extent that the exercise thereof would give rise to a Change of Control under the Indenture.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

     1.1 Issuance of Separate Warrants. Upon the closing of the Purchase of the Securities, the December Warrants (as defined in the Purchase Agreement) shall be issued in two separate instruments, exercisable for 4,625,000 shares and 375,000 shares of Series B Common Stock, respectively. Such Warrants shall be identical in all respects except as set forth in Section 1.2 below.

     1.2 Amendment to Warrant to Purchase Series B Common Stock. Effective upon the closing of the Purchase of the Securities, Section 1.1 of the December Warrant exercisable for 375,000 shares of Series B common stock shall be amended to insert following the last sentence of such Section 1.1:

     "Notwithstanding anything to the contrary herein, this Warrant shall not be exercisable to the extent (but only to the extent) that such exercisability would cause the holder of such Warrant, individually or taken together with all other persons or entities acting as a group with such holder within the meaning of Section 13(d)(3) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, to be or become the Beneficial Owner (as such term is defined in the Indenture) of more than 35% of the total Voting Stock (as such term is defined in the Indenture) of the Company; provided that, notwithstanding the foregoing, this Warrant shall become fully exercisable upon the earlier to occur of (i) the 61st day following the Company's initial public offering of shares of the Company's Common Stock, (ii) February 15, 2001, (iii) any Change of Control (as such term is defined in the Indenture) and (iv) any amendment to or restatement of the Company's Bylaws or Certificate of Incorporation without the consent of Purchasers or their transferees holding a majority of the Warrants (other than an amendment to increase the number of shares of the Company's authorized Series B Common Stock to a number not to exceed 150,000,000 shares in the aggregate or any amendment required by applicable law)."

     1.3 Assignment. Any person to whom a Purchaser assigns any of its rights under the Purchase Agreement shall be deemed to consent and agree to this amendment of the Warrants.

     1.4 Other Terms; Entire Agreement. All other terms of the Warrants shall remain in full force and effect. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations by or among the Parties with respect to the actions contemplated hereby, and supersedes all prior agreements, arrangements and understandings by or among the Parties relating to such actions, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, by or among the Parties except as set forth herein, except as to the terms of the Warrant which continue pursuant to the terms hereof.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

                           TPG Partners III, L.P.

                           By:  TPG GenPar III, L.P., its General Partner

                           By:  TPG Advisors III, Inc., its General Partner



                           By: /s/ Richard A. Ekleberry
                               --------------------------------------------
                               Name:  Richard A. Ekleberry
                               Title: Vice President

                           T3 Partners, L.P.

                           By: T3 GenPar, L.P., its General Partner

                           By: T3 Advisors, Inc., its General Partner



                           By: /s/ Richard A. Ekleberry
                               --------------------------------------------
                               Name:  Richard A. Ekleberry
                               Title: Vice President

                           Colony Investors IV, L.P.

                           By: Colony Capital IV, L.P., its General Partner

                           By: Colony GP IV, Inc., its General Partner



                           By: /s/ Richard A. Ekleberry
                               --------------------------------------------
                               Name:  Richard A. Ekleberry
                               Title: Vice President



                              FirstWorld Communications, Inc.



                              By: /s/ Jeffrey L. Dykes
                                  -----------------------------------------
                                  Name:  Jeffrey L. Dykes
                                  Title: Senior Vice President, General Counsel